                                                             Exhibit 11
                              NYNEX CORPORATION
                      COMPUTATION OF EARNINGS PER SHARE
                   (In millions, except per share amounts)

                                                       For the
                                                Year Ended December 31,

                                             1993      1992*     1991*
Earnings (loss) before cumulative
 effect of change in
 accounting principle                         $(272.4) $1,311.2    $600.8
Cumulative effect of change in
 accounting for postemployment
 benefits, net of taxes                        (121.7)       -       -
Net income (loss)                             $(394.1) $1,311.2    $600.8

I.   Earnings (loss) per share
      (used for financial reporting):
     Weighted average number of
      common shares outstanding (a)             412.7     409.8     403.0
     Earnings (loss) per share before
      cumulative effect of change
      in accounting principle                   $(.66)  $  3.20   $  1.49
     Cumulative effect per share of
       change in accounting principle            (.29)      -        -
     Earnings (loss) per weighted
       average share of common stock            $(.95)    $3.20   $  1.49

II.  Primary earnings (loss) per share
       (including common stock
       equivalents ) (b):
     Weighted average number of
       common shares outstanding                412.7     409.8     403.0
     Dilutive effect of outstanding
       options (determined by application
       of the treasury stock method)              3.3       1.2        .2
     Total shares used in calculation
       of primary earnings (loss) per share     416.0     411.0     403.2

     Primary earnings (loss) per share
       before cumulative effect of change
       in accounting principle                $  (.66)  $  3.19   $  1.49
     Cumulative effect per share of
       change in accounting principle            (.29)       -      -
     Primary earnings (loss) per share        $  (.95)  $  3.19   $  1.49

III. Fully diluted earnings (loss)
       per share (b):
     Weighted average number of common
       shares used in calculation of primary
       earnings (loss) per share above          416.0     411.0     403.2
     Additional dilutive effect of
       outstanding options (as determined by
       application of treasury stock method)       .2        .4        .2
     Total shares used in calculation of
       fully diluted earnings (loss)
       per share                                416.2     411.4     403.4

     Fully diluted earnings (loss) per share
      before cumulative effect of change
      in accounting principle                   $(.66)  $  3.19   $  1.49
     Cumulative effect per share of
      change in accounting principle             (.29)     -         -
     Fully diluted earnings (loss)
      per share                                 $(.95)  $  3.19   $  1.49


*Amounts for 1991 and 1992 have been restated to reflect a two-for-one common stock split in the form of a 100 percent stock dividend declared on July 15, 1993.

<F01>
(a) Excludes common stock equivalents in accordance with provisions of Accounting Principles Board Opinion No. 15, "Earnings Per Share"
     ("APB No. 15") because such equivalent shares result in dilution of less than 3%.
<F02>
(b)  This calculation is submitted in accordance with Item 601 of Regulation
     S-K of the Securities and Exchange Commission, although not required by APB No. 15 because it results in dilution of less than 3%.

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